THIS PURCHASE AND SALE AGREEMENT is made effective as of the 28th day of August, 2000, by and between GREYSTONE FUNDING CORPORATION ("BUYER") and DVI FINANCIAL SERVICES INC. ("DVI").

                                   BACKGROUND

    A. DVI has loaned $6,596,189 to SCHICK TECHNOLOGIES, INC., a Delaware company ("STDE") and SCHICK TECHNOLOGIES, INC., A NEW YORK corporation ("STNY") (THE "SCHICK LOAN"). DVI is the owner and holder of certain documents evidencing the Schick Loan including Promissory Notes, Security Agreements and other loan documents between DVI, as lender, and STNY and STDE, as borrowers, all as more particularly described on EXHIBIT "A" attached hereto (the "SCHICK LOAN DOCUMENTS").

    B. DVI has agreed to sell, grant, transfer and assign to Buyer all DVI's right, title and interest in, to and under the Schick Loan and the Schick Loan Documents, upon and subject to the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

    1. PURCHASE AND SALE. For, and in consideration of, the payment of Four Million Five Hundred Sixty-One Thousand One Hundred Dollars and Twenty-One Cents ($4,561,100.21) by wire transfer on or before September 1, 2000, and the issuance of and delivery to DVI on or before September 1, 2000, of a secured promissory note by Buyer to DVI in the original principal amount of One Million Eight Hundred Ninety-Six Thousand One Hundred Eighty-Nine Dollars ($1,896,189.00) (the "DVI NOTE") in the form attached hereto as EXHIBIT "B", DVI hereby sells, grants, transfers and assigns to Buyer and its successors and assigns all DVI's right, title and interest in, to and under (a) the Schick Loan, (b) the Schick Loan Documents, including the right to collect any and all loan payments, including interest and principal, and other payments due and to become due under the Schick Loan Documents and to take any and all actions against the STDE, STNY, and the Collateral (as defined in the Schick Loan Documents) and otherwise to collect any amounts owed thereunder, (c) the Collateral, (d) all rights and remedies of DVI, as lender, under the Schick Loan Documents and with respect to the Collateral, (e) any guaranty or endorsement of the Schick Loan Documents, or any of them, or any other agreement with respect to the Schick Loan Documents or the Collateral, (f) that certain Warrant to Purchase Share of Common Stock of Schick Technologies, Inc. dated March 15, 2000, issued to DVI (the "Warrant"), for a purchase price of One Dollar ($1.00),
(g) that certain Registration Rights Agreement dated March 15, 2000, by and between DVI and STDE (the "REGISTRATION RIGHTS AGREEMENT") and (h) all proceeds, including insurance proceeds, of the foregoing (all of the foregoing being collectively referred to herein as the "PURCHASED ASSETS").

    2. REPRESENTATIONS AND WARRANTIES OF DVI. To induce Buyer to enter into this Agreement, DVI hereby represents, warrants and covenants that as of the date hereof and the closing date:

        (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

        (b) DVI has full power and authority to own its assets, including the Schick Loan Documents and carry on its business where such assets are owned and such business is conducted;

        (c) DVI has full power and authority to (i) sell the Purchased Assets to Buyer, (ii) execute and deliver this Agreement and (iii) carry out its duties and obligations under the Schick Loan Documents;

        (d) This Agreement and the Schick Loan Documents have been duly authorized, executed and delivered by Seller and constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally;

        (e) As of the date hereof, the outstanding principal balance of the Schick Loan is $6,457,289.21;

        (f) The execution, delivery and performance of this Agreement by DVI (i) will not require any approval, consent, filing or registration with any governmental body, regulatory agency or any other third party not already obtained and in effect, and (ii) will not conflict with or constitute a breach, default, or violation, with or without the giving of notice, passage of time, or both, under (A) DVI's Articles of Incorporation, By-Laws or any other governing document, (B) any other material agreement, instrument or document to which DVI is a party or by which DVI's assets or properties are bound, or (C) any applicable law, statute, regulation, rule, judgment or decree of any court, administrative agency or governmental body to which DVI may be subject;

        (g) There are no suits, actions or proceedings of any nature whatsoever pending or, to DVI's knowledge, threatened against DVI or the Purchased Assets which if decided adversely to DVI would have a material adverse effect on DVI's ability to perform its obligations under this Agreement;

        (h) DVI has furnished or will furnish to Buyer contemporaneously herewith accurate and complete copies of each Schick Loan Document;

        (i) DVI has good and marketable title to the Purchased Assets, free and clear of all liens and encumbrances, except for the rights of STNY and STDE under the Schick Loan Documents; and

        (j) The Schick Loan Documents constitute the entire agreement between DVI, as lender, STNY and STDE with respect to the subject matters covered thereby, are in full force and effect and, to DVI's knowledge, no default or event, which with the giving of notice, passage of time or both, would constitute a default has occurred under any Schick Loan Document.

    3.  ADDITIONAL COVENANTS. DVI further covenants that:

        (a) At closing hereunder, DVI will deliver to Buyer the original Warrant endorsed to the order of Buyer;

        (b) DVI will direct U.S. Bank Trust N.A., as its trustee, to deliver to Buyer the executed originals of the Schick Loan Documents, along with endorsements to the Promissory Notes in favor of Buyer; and UCC-3 assignments changing the Secured Party to Buyer;

        (c) Within ten (10) business days following the execution of this Agreement, DVI shall deliver to STNY and STDE, with a copy to Buyer, a letter from DVI, dated as of the date hereof, properly addressed and signed by DVI, notifying STNY and STDE that the Schick Loan Documents have been assigned to Buyer, that Buyer has assumed all of DVI's duties and obligations thereunder and requesting that STNY and STDE make all remaining payments due and owing thereunder to Buyer; and

        (d) DVI shall execute and deliver any further instruments or agreements reasonably required by Buyer, including without limitation, Uniform Commercial Code Financing Statements, or any similar instruments required by applicable law, to evidence the assignment of the Purchased Assets.

    4. REMITTANCES. DVI hereby authorizes and appoints Buyer as its attorney-in-fact to sign and endorse DVI's name upon any remittances received with respect to the Schick Loan Documents. Buyer may, without notice to DVI and without affecting DVI's liability hereunder, enter into any settlement, extension, forbearance, waiver or other variation in terms with respect to the Schick Loan Documents, or discharge or release such payment obligations, by operation of law or otherwise.

    5. DEFAULTS. Upon the occurrence of a breach by DVI of any material representation, warranty, covenant or obligation contained in this Agreement, which breach continues for a period of thirty (30) consecutive days, DVI agrees to repurchase the Schick Loan Documents for an amount equal to the then outstanding principal balance thereof less the outstanding principal balance of the DVI Note within fifteen (15) days after Buyer's demand therefore. Upon receipt of the repurchase price and the DVI Note marked "cancelled", Buyer shall execute and deliver to DVI all instruments and agreements reasonably required by DVI to evidence the re-assignment of the Purchased Assets to DVI, free and clear of all liens and encumbrances.

    6.  ARBITRATION

        (a) Any and all disputes or claims arising out of or relating to the validity, interruption, enforceability or performance of this Agreement, including, without limitation, this arbitration clause, shall be solely and finally settled by binding arbitration in Doylestown, Pennsylvania, and except as otherwise provide herein, in accordance with the then prevailing Commercial Rules of the AAA; PROVIDED, that in any case where AAA or its successors are not in existence, the arbitration shall proceed in accordance with the laws relating to commercial arbitration then in effect in the Commonwealth of Pennsylvania.

        (b) Any party hereto may demand that any disputed matter pursuant hereto be submitted to arbitration; PROVIDED, HOWEVER, any such demand must be made by written notice to the other party within eighteen (18) months after the event, act; circumstance or occurrence giving rise to the dispute first occurs. The rights and remedies of any party with respect to any claim or dispute which is not made pursuant to a timely demand in accordance with the foregoing sentence shall be forever waived and barred. Any such demand notice shall specify the nature of the dispute. An arbitrator shall be chosen in accordance with the then prevailing Commercial Arbitration Rules of AAA. Unless otherwise agreed to in writing by the parties, the arbitrator shall permit or prohibit discovery in its sole discretion and may admit or exclude evidence in its sole discretion. The arbitral award, if any, shall in no event include any award for punitive damages. The arbitrator shall not be entitled to amend or modify the terms and conditions of this Agreement.

        (c) Except as expressly provided herein, the arbitrator shall decide the dispute or claim in accordance with the then prevailing Commercial Arbitration Rules of the AAA, applying the substantive laws of Pennsylvania (without giving effect to any principles of conflicts of law). Judgment upon the arbitral award may be entered in any court having jurisdiction over the parties hereto or their assets. No party may take any dispute or claim subject to arbitration hereunder to any court until an arbitration decision has been made, except that any party shall have the right to institute any legal actions for provisional relief pending final settlement by arbitration including, but not limited to, temporary restraining orders or preliminary injunctions. Seeking such remedies shall not be deemed a waiver of either party's right to compel arbitration.

        (d) The expense of any related court proceedings shall be allocated to and borne by the party or parties, as the case may be, as determined by the arbitrator in its sole discretion; PROVIDED, that each party shall bear and pay for the cost of its own experts, witnesses, evidence and counsel and any other cost in connection with the arbitration and presentation of its case.

        (e) The resolution of such arbitration shall be final and binding on the parties hereto and enforceable in a court competent jurisdiction.

    7. NOTICES. Any notice required or desired to be given hereunder shall be in writing and shall be deemed effective as follows: (a) if mailed, three days after such notice is sent via first class United States certified mail, postage prepaid to the address listed below for the party to whom the notice is being sent ("NOTICE PARTY"); (b) if hand delivered or delivered by courier (whether overnight or otherwise), upon actual delivery of such notice to the Notice Party at the address listed below for such Notice Party; or (c) if sent by facsimile, on the date of the sender's receipt of a confirmed transmission of such notice to the Notice Party at the facsimile number, if any, listed below for such Notice Party, provided the party giving such notice mails a copy of such notice within two days after the transmission of such Notice by facsimile to the Notice Party. The addresses and facsimile numbers for each party to this Agreement, as of the date hereof, are:

    If to Buyer:                            If to DVI:

    Greystone Funding Corporation           DVI Financial Services Inc.
    152 West 57th Street, 60th Floor        2500 York Road
    New York, NY 10019                      Jamison, PA 18929
    Attention:  Curtis Pollock              Attn:  Legal Department
    Facsimile No.  (212) 649-9701           Facsimile No.  (215) 488-5415

    Any party may change his or its address or facsimile number by providing written notice, in accordance with the foregoing provisions of this SECTION 7 each other party of such change.

    8. AMENDMENT; WAIVERS. Except as otherwise expressly provided in this Agreement, the parties hereto may amend this Agreement, from time to time, pursuant to a written amendment signed by duly authorized officers of all such parties. No waiver of any provision of this Agreement, or consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by a duly authorized officer of the party to be charged with the waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

    9. CUMULATIVE RIGHTS. All rights and remedies of the parties hereto pursuant to this Agreement shall, except as otherwise specifically provided herein, be cumulative and non-exclusive of any rights or remedies which they may have under any other agreement or instrument, by operation of law, or otherwise.

    10. BINDING EFFECT; ASSIGNMENT; GOVERNING LAW.

        (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        (b) THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT RESORT TO ITS CONFLICTS OF LAWS, RULES OR PRINCIPLES.

        (c) Any provision of this Agreement which is held by any court of competent jurisdiction to be illegal, void, or unenforceable shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision in this Agreement or otherwise diminish either party's rights under the remaining provisions.

    11. SECTION TITLES. The Section headings in this Agreement are for reference only and are not intended to define, modify, limit, amplify, or describe the terms and conditions of this Agreement, and such headings shall not be used to construe or interpret the terms and conditions of this Agreement.

    12. COUNTERPARTS. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

    13. SURVIVAL. The representations and warranties of DVI contained herein shall survive the execution, delivery and performance of this Agreement for a period of six (6) months.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its duly authorized officer as of the date set forth below.

GREYSTONE FUNDING CORPORATION


By:     /s/Stephen Rosenberg
   ------------------------------
Name:   Stephen Rosenberg
Title:  President


DVI FINANCIAL SERVICES INC.


By:     /s/Philip C. Jackson
   ------------------------------
Name:   Philip C. Jackson
Title:  Vice President of Banking and Finance

                              SCHICK LOAN DOCUMENTS

      (1) Second Amended and Restated Secured Promissory Note dated March 15, 2000, given by STNY and STDE to DVI in the original principal amount of $5,000,000.00

      (2) Second Amended and Restated Secured Promissory Note dated March 15, 2000, given by STNY and STDE to DVI in the original principal amount of $1,596,189.00

      (3)   Security Agreement dated March 15, 2000, by and between STDE and DVI

      (4) Amended and Restated Security Agreement dated March 15, 2000, by and between STNY an DVI

      (5) Collateral Assignment of Patents, Trademarks, Copyrights, Licenses and Trade Secrets dated July 31, 1999, between STDE and DVI (as filed with the U.S. Patent and Trademark office on September 20, 1999 at Reel 010247 starting at Frame 0013)

      (6) Lien Subordination and Intercreditor Agreement dated March 15, 2000, by and between DVI and Greystone Funding Corporation, as consented to by STNY and STDE

      (7)   Officer's Certificate of STNY dated March 15, 2000

      (8)   Officer's Certificate of STDE dated March 15, 2000

      (9)   Explanation and Waiver of Rights (STDE) dated March 15, 2000

      (10)  Explanation and Waiver of Rights (STDE) dated March 15, 2000

      (11)  Explanation and Wavier of Rights (STNY) dated March 15, 2000

      (12)  Explanation and Waiver of Rights (STNY) dated March 15, 2000

      (13) Landlord Subordination dated March 19, 1999, by and between CFG/AGSCB Falchi, L.L.C.

      (14)  UCC-l Financing Statements

            (a)   SOS NY - 99034546 filed February 19, 1999 (STNY)

            (b)   Queens County, NY - 99PQ02700 filed February 25, 1999 (STNY)

            (c)   SOS NY - 135226 filed July 11, 2000 (STDE)

            (d)   SOS DE - 0045070-0000000 filed July 13, 2000 (STDE)

            (e)   Queens County, NY- OOPQ11721 filed July 20, 2000 (STDE)


                                       8